Exhibit 10.3

December 29, 2004

Dear Gibson:

        I am very pleased to offer you this letter agreement setting forth your future compensation and benefits as a portfolio manager for Janus Capital Management LLC and as an employee of Janus Management Holdings Corporation. Attached are the formal agreements which need to be signed to memorialize your decision to accept the new portfolio manager compensation plan that will replace your existing contract. We look forward to our continued relationship with you and to your many continued contributions to Janus and its affiliates. I have tried to summarize below the material benefits that you will receive from Janus.

1.
Fixed Compensation. Your fixed compensation will include an annual base salary of $500,000 and additional compensation adjustments as described in the attached 2005 CIO Fixed Income Compensation Plan (Tab A). Your fixed compensation may be increased or decreased in the future, but your annual base salary of $500,000 will not be decreased unless your duties are reduced whereby you are no longer a portfolio manager.

2.
Variable Compensation. In addition to your fixed compensation, you will receive periodic performance-based variable compensation as described in the attached 2005 CIO Fixed Income Compensation Plan (Tab A) that describes, among other things, the timing and methodology that will be used to compute your variable compensation.

3.
Long Term Incentives. Up to 25% of your annual variable compensation will be paid in the form of long-term incentive awards. For 2005, such awards will be comprised of 25% Janus Capital Group restricted stock, 25% Janus Capital Group options, and 50% investment in Janus funds. Any long-term incentive award will have a four-year vesting schedule (minimum of 25% vesting per year), subject to the following accelerated-vesting schedule based on a change in Janus Capital Group's earnings per share:

Change in EPS Result	Total Vesting %	Incremental Vesting % Above Minimum
Negative up to 10%	25%	-0-
10.1 - 15%	30%	+5%
15.1 - 20%	35%	+10%
20.1 - 25%	40%	+15%
25.1% - 50%	45%	+20%
> 50%	50%	+25%

  I am also happy to inform you that if all of the portfolio managers enter into the enclosed agreements by December 31, 2004, the Compensation Committee has authorized Janus to have your 2004 long-term incentive award become immediately vested, rather than vesting over a four-year period.

4.
Benefits. You will continue to be eligible to participate in the medical, dental, vision, life insurance, disability programs offered by Janus and the Janus 401(k), Profit Sharing and Employee Stock Ownership Plan.

5.
Business Expense Reimbursement. Janus will promptly reimburse you for all reasonable expenses incurred in the performance of your duties as portfolio manager, including without limitation, expenses for entertainment, travel and use of the telephone. You are required to submit appropriate documentation for all expenses in accordance with Janus' expense reimbursement policies, as in effect from time to time.

6.
Severance. If your employment is terminated by Janus, you will be entitled to receive severance benefits (subject to certain qualifications) which are more fully described in the severance letter enclosed under Tab B. In particular, you would be entitled to an amount equal to your total cash compensation from the prior four (4) full quarters prior to the termination, plus certain welfare benefits for you and your family (subject to certain qualifications including the execution of a non-solicitation agreement). If you have "good reason" and terminate your employment (as defined in Tab B), you will be entitled to certain severance benefits. Also, if you decide to leave Janus voluntarily and sign a two-year non-compete agreement, your unvested restricted stock awards granted after March 15, 2003, and your future unvested equity awards (awarded after December 30, 2004) will continue to vest for their original life subject to your compliance with the two-year non-compete (after which the vested portion will be delivered to you subject to any share withholding election) subject to approval by the Chief Executive Officer or the Chief Investment Officer. Your severance benefits and applicable qualifications are more fully described in your severance agreement under Tab B.

7.
Change in Control Agreement. If your employment is terminated (or, as defined in the agreement, your employment or compensation is materially reduced, or you are relocated more than 40 miles away) in connection with or following a change in control of Janus Capital Group Inc., you may be entitled to receive special change in control severance benefits, which are described in the Change in Control Agreement enclosed under Tab C. In particular, you would be entitled to an amount equal to two (2) times your average annual cash compensation earned in the two four-quarter periods immediately preceding the termination of employment (or if higher, in the two four-quarter periods immediately preceding the change in control), plus the continuation of welfare benefits and certain cash payments related to the Janus 401(k) Plan. These payments will be "grossed-up" (if necessary) to cover any excise taxes that you may incur.

8.
Attorney's Fees after a Change in Control. As more fully described in the Change in Control Agreement, if after a "change-in control" you incur legal fees and expenses disputing in good faith any issue relating to the termination of your employment or enforcing any benefit or right provided by such agreement, Janus agrees to reimburse you for such legal fees and expenses if you materially prevail in such dispute. Also, as more fully described in the Change in Control Agreement, you will continue to receive your full compensation in effect until the dispute is fully resolved or the term of the Change in Control Agreement ends.

9.
Indemnification. Janus Capital Management LLC and/or Janus Management Holdings Corporation shall indemnify you to the fullest extent permitted under law from and against any expenses (including but not limited to attorneys' fees, expenses of investigation and preparation and fees and disbursements of your accountants or other experts), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by you in connection with any proceeding in which you were or are made party or was or is involved (for example, as a witness) by reason of the fact you were or are employed by the Company, except to the extent that such expense, judgment, fine, penalty or amount arises from your gross negligence or willful misconduct.

          Such indemnification is subject to:

            (i)    Janus promptly receiving written notice that a claim or liability has been asserted or threatened ("Notice of Claim");

            (ii)   you providing reasonable cooperation and assistance in the defense or settlement of a claim; and

            (iii)  Janus being afforded the opportunity to have the sole control over the defense or settlement of such claim or liability.

  Unless within ten days after receiving the Notice of Claim, Janus notifies you in writing of its intent to defend against such claim or liability, you may defend, settle and/or compromise any such claim or liability, and be indemnified for all losses resulting from such defense, settlement and/or compromise. You also may participate in such defense at your own cost and expense.

10.
Confidentiality. Consistent with the terms of your confidentiality obligations as an employee of Janus and except as set forth in the next sentence, you agree that you will not, directly or indirectly, and will not permit your agent or representative, in any form or by any means, to use, disclose, or furnish, to any person or entity, without the prior written consent of Janus, the terms of this letter, the 2005 Portfolio Management Compensation Plan (Tab A) and the enclosed agreements under Tab B and Tab C (once signed). This Section 10 shall not prohibit disclosure (i) to your attorneys, accountants or immediate family, (ii) in connection with the filing of your taxes, or (iii) required to be disclosed by court order or pursuant to applicable law or regulation, provided that you notify the Company as soon as possible so that the Company may attempt at its sole expense to obtain a protective order or other form of protection against disclosure.

This letter, the 2005 Portfolio Management Compensation Plan (Tab A) and the enclosed agreements under Tab B and Tab C (once signed) will supersede all previous offers, employment agreements, rights (contractual or otherwise) or other correspondence or communications, express or implied, regarding the terms of your employment with Janus (other than your equity award agreements), and represent the sole, exclusive and complete agreement between you and Janus regarding or relating to their respective subject matters (including, without limitation, your rights to severance payments or upon a change of control and your entitlement to indemnification). This letter is subject to the terms and conditions of the agreements set forth in Tabs A, B and C, all of which are an integral part of this letter, and the terms, rights and definitions set forth in such agreements shall control and supersede any conflicting term(s) in this letter.

You hereby agree that, to the extent you felt necessary, you have consulted with your counsel with respect to the terms of these agreements. You understand that these agreements are deemed to have been drafted jointly by the parties. Any uncertainty or ambiguity will not be construed for or against any party based on attribution of drafting to any party.

Please sign below to accept the general terms and conditions of your employment, and if acceptable, please sign the enclosed copies of the severance letter (Tab B) and the Change in Control Agreement (Tab C). If you have any questions regarding this letter, please feel free to contact me. We are looking forward to the start of another year with you as an integral part of the Janus team.

Sincerely,
/s/ GARY BLACK
Gary Black
ACCEPTED AND AGREED TO THE 30th DAY OF DECEMBER, 2004
/s/ R. GIBSON SMITH Name: Richard Gibson Smith